EXHIBIT 99.1
PRESS RELEASE

NEWS RELEASE

November 17, 2009	OTC BB: DPDW

Deep Down Announces Third Quarter Results

HOUSTON, TX – November 17, 2009 – Deep Down, Inc. (OTCBB: DPDW) announced today unaudited results for the third quarter ended September 30, 2009.

Revenues for the third quarter of 2009 were $8.4 million, compared to $11.7 million for the third quarter of 2008, for a 28% decrease. The reduction in revenue over the same prior year period was a result of customers delaying future projects or slowing down many of their offshore and deepwater projects. Net loss for the third quarter ended September 30, 2009, was $2.1 million as compared to net income of $1.6 million for the same period of 2008.

Gross profit decreased approximately $3.5 million to approximately $2.2 million for the three months ended September 30, 2009, a decrease of approximately 62% compared to the three months ended September 30, 2008. For the three months ended September 30, 2009, gross margins were negatively impacted by our large floatation order and by two other floatation orders, all which have incurred more costs than originally estimated.  As such, gross margins decreased to 26 percent of revenue for the third quarter of 2009.

“Revenues in the third quarter improved by $2.2 million over the second quarter revenues while the loss before income taxes was lower by over $500,000 compared to the second quarter, and we expect operations to continue to improve during the fourth quarter,” commented Eugene L. Butler, Chief Financial Officer.  “The cost containment program, which was commenced in the second quarter is continuing and beginning to have a positive effect on general and administrative expenses.”

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down’s proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, distributed and drill riser buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company’s primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. Deep Down provides these services through its subsidiaries. More information about Deep Down is available at www.deepdowncorp.com, by contacting the company at (281) 517-5000, or ir@deepdowninc.com.

One of our most important responsibilities is to communicate with shareholders in an open and direct manner.  Comments are based on current management expectations, and are considered "forward-looking statements," generally preceded by words such as "plans," "expects," "believes," "anticipates," or "intends."  We cannot promise future returns.  Our statements reflect our best judgment at the time they are issued, and we disclaim any obligation to update or alter forward-looking statements as the result of new information or future events.  Deep Down urges investors to review the risks and uncertainties contained within its filings with the Securities and Exchange Commission.

For Further Information

Investor Relations
ir@deepdowninc.com
(281) 517-5000 (O)

DEEP DOWN, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	September 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$3,896	$2,495
Restricted cash	-	136
Accounts receivable, net	4,206	10,772
Inventory	1,052	1,362
Costs and estimated earnings in excess of billings on uncompleted contracts	748	708
Deferred tax asset	2,892	217
Prepaid expenses and other current assets	921	634
Total current assets	13,715	16,324
Property and equipment, net	20,088	13,799
Intangibles, net	17,109	18,091
Goodwill	14,966	15,024
Other assets, net	1,126	458
Total assets	$67,004	$63,696

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,030	$4,319
Lease Receivable	-	-
Billings in excess of costs and estimated earnings on uncompleted contracts	3,252	2,315
Current portion of long-term debt	6,029	383
Total current liabilities	13,311	7,017
Long-term debt, net	904	1,718
Deferred tax liabilities	2,892	1,126
Total liabilities	17,107	9,861

Commitments and contingencies (Note 10)

Stockholders' equity:
Common stock, $0.001 par value, 490,000 shares authorized, 180,451
and 177,351 shares issued and outstanding, respectively	180	177
Additional paid-in capital	60,968	60,328
Accumulated deficit	(11,251)	(6,670)
Total stockholders' equity	49,897	53,835
Total liabilities and stockholders' equity	$67,004	$63,696

See accompanying notes to unaudited consolidated financial statements.

Deep Down, Inc.
Consolidated Statements of Operations
(Unaudited)

	Nine Months Ended
	September 30,
(In thousands except per share amounts)	2009	2008

Revenues	$21,729	$25,852
Cost of sales	15,413	15,462
Gross profit	6,316	10,390
Operating expenses:
Selling, general & administrative	10,302	9,414
Depreciation and amortization	1,242	883
Total operating expenses	11,544	10,297
Operating income (loss)	(5,228)	93
Other income (expense):
Interest income	9	103
Interest expense	(236)	(3,484)
Loss on debt extinguishment	-	(446)
Other income	15	6
Total other income (expense)	(212)	(3,821)
Income (loss) before income taxes	(5,440)	(3,728)
Income tax (expense) benefit	859	351
Net income (loss)	$(4,581)	$(3,377)
Income (loss) per share:
Basic	$(0.03)	$(0.03)
Weighted-average number of common shares outstanding	176,276	131,744
Diluted	$(0.03)	$(0.03)
Weighted-average number of common shares outstanding	176,276	131,744

See accompanying notes to unaudited consolidated financial statements.

DEEP DOWN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
(In thousands)	2009	2008
Cash flows from operating activities:
Net loss	$(4,581)	$(3,377)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Interest income	-	(55)
Non-cash amortization of debt discount	-	1,817
Non-cash amortization of deferred financing costs	-	763
Share-based compensation	643	424
Bad debt expense	126	1,053
Depreciation and amortization	2,389	1,642
(Gain) loss on disposal of equipment	(21)	161
Deferred taxes payable	(909)	-
Changes in assets and liabilities:	-	-
Accounts receivable	6,440	942
Inventory	310	(821)
Costs and estimated earnings in excess of billings on uncompleted contracts	(40)	(41)
Prepaid expenses and other current assets	(287)	(453)
Other assets	(112)	-
Accounts payable and accrued liabilities	(289)	(1,059)
Billings in excess of costs and estimated earnings on uncompleted contracts	937	179
Net cash provided by operating activities	4,606	1,175
Cash flows from investing activities:
Cash paid for acquisition of Flotation, net of cash acquired of $235	-	(22,162)
Proceeds from final settlement of acquisition of Flotation	58	-
Cash paid for acquisition of Mako, net of expenses	-	(4,237)
Purchases of property and equipment	(5,536)	(2,564)
Proceeds from sale of property and equipment	53	-
Cash paid for capitalized software	(383)	-
Purchase of investment	(150)	-
Note receivable, net of repayments	(23)	-
Restricted cash	136	375
Net cash used in investing activities	(5,845)	(28,588)
Cash flows from financing activities:
Proceeds from sale of common stock, net of expenses	-	37,060
Proceeds from sales-type lease	-	587
Borrowings on long-term debt	3,000	5,604
Repayments on long-term debt	(360)	(12,889)
Net cash provided by financing activities	2,640	30,362
Change in cash and equivalents	1,401	2,949
Cash and cash equivalents, beginning of period	2,495	2,206
Cash and cash equivalents, end of period	$3,896	$5,155

See accompanying notes to unaudited consolidated financial statements.